EXHIBIT 99.1
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[LOGO PRICEWATHERHOUSE COOPERS]
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                                                PRICEWATERHOUSECOOPERS LLP
                                                One Utah Center
                                                201 South Main Street, Suite 900
                                                Salt Lake Center UT 84111
                                                Telephone (801) 531 9666
                                                Facsimile (801) 363 7371


To the Board of Directors
of Franklin Capital Corporation as Servicer,
The Chase Manhattan Bank as indenture trustee under the Indenture dated December 1, 2003 and Bankers Trust (Delaware) as owner trustee under the Trust Agreement dated December 1, 2003 related to the 1.14%, 1.61%, 2.31% and 3.13% Asset Backed Notes:

We have examined management's assertion about Franklin Capital Corporation's ("FCC") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP") to the extent such procedures are applicable, in connection with the Sale and Servicing Agreement dated as of December 1, 2003, as of September 30, 2004 and for the period from December 1, 2003 to September 30, 2004 included in the accompanying management assertion (see Exhibit I). Management is responsible for FCC's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about FCC's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about FCC's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of FCC's compliance with the minimum servicing standards.

In our opinion, management's assertion that FCC complied with the aforementioned minimum servicing standards as of September 30, 2004 and for the period from December 1, 2003 to September 30, 2004 is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP

October 11, 2004